                                   AGREEMENT

         AGREEMENT, made on this 16th day of August, 2000, by and between AVALON RESEARCH GROUP INC. ("AVALON") and LUMINANT WORLDWIDE CORP. ("LUMT").

1.       THE PARTIES

         1.1 LUMT, a corporation, with its principal office at 13737 Noel Road, Suite 1400, 75240 (tel: (972) 581-7000; fax: (972) 581-7002)

         1.2 AVALON, a corporation, with its principal office at 1900 Glades Road, Suite 201, Boca Raton, Florida 33431 (tel: 561-447-4044; fax:
561-447-4042; email: iberkowitz@avaloneresearch.com).

         1.3 The persons executing this Agreement represent that they have full and complete authority to do so and has been designated to do so by their respective Board of Directors.

2.       THE AGREEMENT

         2.1 LUMT seeks a purchaser of all or part of a private placement offering ("Offering"). The Offering shall be for any combination of equity and/or debt on terms and conditions satisfactory to LUMT. As a result of the introduction made through AVALON to a buyer of the Offering (referred to herein as "INVESTORS") or any related entity under INVESTORS' control, should the Offering be closed with INVESTORS, LUMT shall owe AVALON the fees described herein. Should LUMT close on any introduced transactions under this Agreement, that in itself shall serve as proof that the Offering met the terms and conditions that were satisfactory to LUMT.

         2.2 It is acknowledged by LUMT that: AVALON has acted solely as a finder and not in any other capacity; AVALON has not advised LUMT in any manner regarding the merits of this or any other transaction; LUMT has consulted its own counsel on all aspects of this Offering and has done its own due diligence to its satisfaction; AVALON has not made any representations to LUMT.

         2.3 AVALON is a NASD broker/dealer and NASDAQ Market Maker. INVESTORS may be clients of AVALON. AVALON may engage in transactions in the securities of LUMT from time to time on an agency or principal basis. Avalon, or persons associated with it, may have positions in LUMT or trade in LUMT securities, and may make further purchases or sales while AVALON is performing under this agreement or thereafter.

         2.4 LUMT shall be under no obligation to pay any fee or other monies whatsoever to AVALON on account of this Agreement unless (a) the purchase of the Offering contemplated by this Agreement has closed with INVESTORS and (b) the purchase of the Offering has resulted from the introduction by AVALON to LUMT of INVESTORS.

3.       THE FEE

         3.1 In consideration of its services, AVALON shall be paid by LUMT a cash sum equal to Six and One Half Percent (6.5%) of all funds raised upon the closing of the transaction. The term "funds raised" shall include all funds due to LUMT under the Agreement between LUMT and INVESTORS.

         3.2 In addition to the cash fee in paragraph 3.1, AVALON shall be granted common stock purchase warrants ("Warrants") in an amount equal to ten percent (10%) of the warrants granted to INVESTORS. The Warrants shall be granted to AVALON under the same terms and conditions as those Warrants granted to INVESTORS.

         3.3 The fee and Warrants due to AVALON shall be payable to AVALON through an escrow account at closing at the same time as the funds are released to LUMT and the stock certificates are released to INVESTORS.

         3.4 Notwithstanding the closing of an Offering under this Agreement, this Agreement will survive and continue to be in full force and effect covering any subsequent transaction(s) that may close with INVESTORS within the two-year period commencing on the closing date of the Offering.

4.       OTHER

         4.1 In the event of any dispute between LUMT and AVALON arising under or pursuant to the terms of this Agreement, the same shall be settled only by arbitration in the County of Palm Beach, State of Florida, in accordance with the rules and regulations of the American Arbitration Association. The determination of the arbitrators shall be final and binding upon LUMT and AVALON and may be enforced in any court of appropriate jurisdiction.

         4.2 This Agreement shall be construed by and governed under the laws of the State of Florida.

         4.3 This Agreement contains the entire agreement between AVALON and LUMT concerning the introduction of INVESTORS to LUMT and correctly sets forth the rights and duties of each of the parties to each other. Any agreement or representation concerning the subject matter of this Agreement or the duties of AVALON to LUMT in relation thereto, not set forth in this Agreement, is null and void.

         IN WITNESS WHEREOF, the parties have signed this Agreement on the date first written above.


                                       LUMINANT WORLDWIDE CORP.



                                            by:  /s/ Guillermo G. Marmol
                                               ---------------------------
                                                     GUILLERMO G. MARMOL
                                                     Chairman and CEO



                                       AVALON RESEARCH GROUP INC.



                                            by:  /s/ Ian Berkowitz
                                               ---------------------------
                                                     IAN BERKOWITZ
                                                     General Counsel